As filed with the Securities and Exchange Commission on January 31, 2022
Registration No. 333-179243

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
________________________________
ACUITY BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	58-2632672
(State or other jurisdiction of incorporation or organization)	(I.R.S. Identification No.)
Acuity Brands, Inc.
1170 Peachtree Street, N.E.
Suite 2300
Atlanta, Georgia 30309
(404) 853-1400
(Address, including zip code, of registrant’s principal executive offices)

Amended and Restated Acuity Brands, Inc. 2011 Nonemployee Director Deferred Compensation Plan
Amended and Restated Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan
(Full title of plan)

Karen J. Holcom
Senior Vice President and Chief Financial Officer
Acuity Brands, Inc.
1170 Peachtree Street, N.E., Suite 2300
Atlanta, Georgia 30309
(404) 853-1400

Copies to:
Keith M. Townsend
Elizabeth A. Morgan
King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309
(404) 572-4600
_____________________________
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☑	Accelerated filer:	☐
Non-accelerated filer:	☐	Smaller reporting company:	☐
		Emerging growth company:	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
Acuity Brands, Inc. (the “Registrant” or the “Company”) filed a Registration Statement on Form S-8 (File No. 333-179243) with the Securities and Exchange Commission (the “Commission”) on January 30, 2012 (the “Prior Registration Statement”) to register 213,920 shares of common stock, par value $0.01 per share, of the Registrant (“Common Stock”) for issuance under the Acuity Brands, Inc. 2011 Non-Employee Directors Deferred Compensation Plan (as amended and restated, the “2011 Plan”) and an additional $6,000,000 of deferred compensation obligations under the 2011 Plan.

On January 5, 2022 (the “Effective Date”), the Registrant’s stockholders approved the Amended and Restated Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan (the “Omnibus Plan”), which amended and restated the prior Amended and Restated Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan. The total number of shares of Common Stock authorized for issuance under the Omnibus Plan includes 186,035 shares of Common Stock available for additional award grant purposes as of the Effective Date under the 2011 Plan (the “2011 Plan Shares”). Outstanding awards granted under the 2011 Plan will continue to be governed by the terms of the 2011 Plan, but no new awards will be granted under the 2011 Plan after the Effective Date.

The Registrant is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Prior Registration Statement in accordance with Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statement to register the offer of the 2011 Plan Shares under the Omnibus Plan (as such shares would no longer be issuable under the 2011 Plan). No additional securities are being registered by this Post-Effective Amendment.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Omnibus Plan as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registration Information and Employee Plan Annual Information.
Registrant will furnish without charge to any person to whom the prospectus is delivered, upon written or oral request, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Registrant will also furnish without charge to any person to whom the prospectus is delivered, upon written or oral request, all other documents required to be delivered to employees pursuant to Rule 428(b). Requests should be directed to:

Acuity Brands, Inc.
Attn: Corporate Secretary
1170 Peachtree Street, NE, Suite 2300
Atlanta, Georgia 30309
404-853-1400

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Post-Effective Amendment as of their respective dates to the extent not superseded by documents or reports subsequently filed:

(a)    the Registrant’s Annual Report on Form 10‑K for the fiscal year ended August 31, 2021, filed with the Commission on October 27, 2021;

(b)    the Registrant’s Quarterly Report on Form 10-Q for the period ended November 30, 2021, filed with the Commission on January 7, 2022;

(c)    the Registrant’s Current Reports on Form 8-K, filed with the Commission on September 17, 2021 and January 7, 2022 (Film No. 22516488); and

(d)    the description of the Registrant’s Common Stock contained in Exhibit 4(b) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2021, filed with the Commission on October 27, 2021.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Post-Effective Amendment and to be a part hereof from the date of the filing of such documents.

For purposes of clarity, any statement contained in this Post-Effective Amendment, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed amendment to this Post-Effective Amendment or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The following summary is qualified in its entirety by reference to the complete text of the statute, the Company’s Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

•to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

•the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 6, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of Registrant, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of each of the registrants incorporated in Delaware under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The Company’s bylaws grant its directors and officers a right to indemnification to the fullest extent permitted by the DGCL for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (i) by reason of the fact that they are or were directors or officers of the Company or (ii) by reason of the fact that, while they are or were directors or officers of the Company, they are or were serving at the request of the Company as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise. The Company’s bylaws further provide that an advancement for any such expenses shall only be made upon delivery to the Company by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified for such expenses by the Company.

The Company’s certificate of incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the foregoing by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

The Company has also entered into indemnification agreements with its directors and certain of its officers. These agreements require the Company to indemnify these directors and officers with respect to their activities as directors or officers of the Company, or any of its direct or indirect subsidiaries, or when serving at the Company’s request, or the request of any of its direct or indirect subsidiaries, as a director, officer, employee, agent or fiduciary of any other entity, including, but not limited to, another corporation, partnership, limited liability company, employee benefit plan, joint venture, trust or other enterprise, or by reason of any act or omission by him/her in such capacity against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by them in any threatened, pending or completed suit or proceeding (civil, criminal, administrative or investigative) to which they are, or are threatened to be made, parties as a result of their service to the Company. The Company has agreed to indemnify each indemnitee for any one or a combination of the following, whichever is most advantageous to the indemnitee, as determined by the indemnitee: (i) the benefits provided by the Company’s certificate of incorporation and bylaws in effect on the date of the indemnification agreement; (ii) the benefits provided by the Company’s certificate of incorporation and bylaws at the time expenses are incurred by the indemnitee; (iii) the benefits allowable under Delaware law in effect on the date of the indemnification agreement; (iv) the benefits allowable under the law of the jurisdiction under which the Company exists at the time expenses are incurred by the indemnitee; (v) the benefits available under liability insurance obtained by the Company; and (vi) such other benefits as may be otherwise available to the indemnitee under the Company’s existing practices. Under the indemnification agreements, each indemnitee will continue to be indemnified even after ceasing to occupy a position as an officer, director, employee or agent of the Company with respect to suits or proceedings arising out of acts or omissions during his service to the Company. Each indemnitee has agreed to notify the Company promptly of any proceeding brought or threatened and not to make any admission or settlement without the Company’s consent, unless the indemnitee determines to undertake his own defense and waives the benefits of the indemnification agreement.

The Company also maintains directors’ and officers’ liability insurance for its directors and officers.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit	Description

4.1
Restated Certificate of Incorporation of Acuity Brands, Inc. (formerly Acuity Brands Holdings, Inc.), dated as of September 26, 2007 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on September 26, 2007).

4.2
Certificate of Amendment to the Restated Certificate of Incorporation of Acuity Brands, Inc. (formerly Acuity Brands Holdings, Inc.), dated as of September 26, 2007 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on September 26, 2007).

4.3
Certificate of Amendment to the Restated Certificate of Incorporation of Acuity Brands, Inc. (formerly Acuity Brands Holdings, Inc.), dated as of January 6, 2017 (incorporated by reference to Exhibit 3(c) to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on January 9, 2017).

4.4
Certificate of Amendment to the Restated Certificate of Incorporation of Acuity Brands, Inc. (formerly Acuity Brands Holdings, Inc.), dated as of January 7, 2021 (incorporated by reference to Exhibit 3(d) to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on January 7, 2021).

4.5
Amended and Restated Bylaws of Acuity Brands, Inc., dated as of January 7, 2021 (incorporated by reference to Exhibit 3(e) to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on January 7, 2021).

4.6
Form of Certificate Representing Acuity Brands, Inc. Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 14, 2001).

5.1*	Opinion of King & Spalding LLP.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of King & Spalding LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on signature page hereto).
99.1
Amended and Restated Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan (incorporated by reference to Appendix B of the Registrant’s Proxy Statement, filed with the Commission on November 22, 2021).

99.2
Amended and Restated Acuity Brands, Inc. 2011 Nonemployee Director Deferred Compensation Plan, effective as of January 5, 2022 (incorporated by referred to Exhibit 10(c) of the Company’s Quarterly Report on Form 10-Q filed with the Commission on January 7, 2022).

_________________________
* Filed herewith

Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 31st day of January, 2022.

ACUITY BRANDS, INC.
By:	/s/ Karen J. Holcom
Karen J. Holcom
Senior Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Karen J. Holcom and Neil M. Ashe, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such persons and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacity indicated on the 31st day of January, 2022.

Signature	Title
/s/ Neil M. Ashe	Chairman, President and Chief Executive Officer
Neil M. Ashe
/s/ Karen J. Holcom	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Karen J. Holcom
/s/ W. Patrick Battle	Director
W. Patrick Battle
/s/ G. Douglas Dillard, Jr.	Director
G. Douglas Dillard, Jr.
/s/ James H. Hance, Jr.	Director
James H. Hance, Jr.

/s/ Maya Leibman	Director
Maya Leibman
/s/ Laura G. O’Shaughnessy	Director
Laura G. O’Shaughnessy
/s/ Dominic J. Pileggi	Director
Dominic J. Pileggi
/s/ Ray M. Robinson	Director
Ray M. Robinson
/s/ Mark J. Sachleben	Director
Mark J. Sachleben
/s/ Mary A. Winston	Director
Mary A. Winston